Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Share Incentive Plan of our reports dated August 30, 2018, with respect to the consolidated financial statements of Atlassian Corporation Plc and the effectiveness of internal control over financial reporting of Atlassian Corporation Plc, included in its Annual Report (Form 20-F) for the year ended June 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
November 1, 2018